Exhibit 99.1

Third Quarter Report
Quarter ended September 30, 2011

10 & 120 South Riverside Plaza in Chicago, Illinois (left) and 4440 El Camino Real in Los Altos, California (right) are assets of Behringer Harvard REIT I, Inc.

Third Quarter Overview

•	Occupancy at the end of the third quarter was approximately 85%, up 1% compared with second quarter occupancy.

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During the quarter, 1.2 million square feet of leases were executed, including 603,000 square feet of renewals (representing a 67% renewal rate); 76,000 square feet of expansions; and 551,000 square feet of new leases. The new leases include 305,000 square feet, or 100%, of Three Eldridge Place in Houston, Texas, and 97,000 square feet, or 100%, of 4440 El Camino Real in Los Altos, California.

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Subsequent to the end of the third quarter, the REIT entered into a new secured credit agreement providing for borrowings of up to $340 million, in the form of a $200 million term loan and a $140 million revolving line of credit. The credit agreement matures in October 2014 with two one-year renewal options available. The credit agreement allows for an increase by up to $110 million in aggregate borrowings upon lender approval and payment of certain fees to the lenders and agent. Proceeds from the $200 million term loan and $57 million drawn on the revolving line of credit were used to pay off loans secured by the REIT’s 10 & 120 South Riverside Plaza properties in Chicago, Illinois, and an unsecured $26 million bridge loan. With this financing, the REIT has repaid $684.9 million, or 99% of its $691.4 million of debt (as of December 31, 2010) maturing in 2011.

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Four properties were sold during the third quarter for an aggregate sales price of $70.2 million, resulting in an aggregate gain on sale of $15.3 million and a gain on troubled debt restructuring of $1.6 million.

•	The REIT’s advisor waived $1.4 million of asset management fees for the third quarter 2011, which brings the total of fees waived since the second quarter of 2009 to $21.3 million.

Financial Highlights

(in thousands, except per share data)	3 mos. ended	3 mos. ended	9 mos. ended	9 mos. ended
Some numbers have been rounded for presentation purposes.	Sep. 30, 2011	Sep. 30, 2010	Sep. 30, 2011	Sep. 30, 2010
Modified FFO attributable to common stockholders	$7,535	$16,624	$32,304	$47,563
Modified FFO, per share	$0.03	$0.06	$0.11	$0.16
Distributions declared on common shares	$7,414	$7,364	$22,207	$44,058
Distributions declared per share	$0.025	$0.025

(in thousands)	As of Sep. 30, 2011
Total assets	$3,630,728
Total liabilities	$2,658,223

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

behringerharvard.com

In support of our continuing efforts to preserve capital, Behringer Harvard will discontinue mailing quarterly summary reports beginning in 2012. Quarterly summary reports for each program will be made available online at behringerharvard.com. Additionally, quarterly conference calls are open to stockholders, and information for these calls is included in your quarterly statements.

Reconciliation of MFFO to Net Income

(in thousands, except per share amounts)	3 mos. ended Sep. 30, 2011	3 mos. ended Sep. 30, 2010	9 mos. ended Sep. 30, 2011	9 mos. ended Sep. 30, 2010
Net loss	$(105,136)	$(75,861)	$(177,196)	$(192,847)
Net loss attributable to noncontolling interests	151	216	395	599
Real estate depreciation and amortization from consolidated properties	52,461	58,403	168,515	181,515
Real estate depreciation and amortization from unconsolidated properties	2,080	1,772	5,532	5,240
Gain on sale of depreciable real estate	(15,347)	(2,755)	(17,371)	(2,755)
Noncontrolling interest share of above adjustments	(239)	(304)	(839)	(950)
FFO attributable to common stockholders	(66,030)	(18,529)	(20,964)	(9,198)

Impairment charges	84,974	41,812	91,972	93,815
Fair value adjustments to derivatives	—	(66)	—	(153)
Acquisition-related costs	63	—	238	—
Straight-line rent adjustment	(6,873)	(3,403)	(18,354)	(11,555)
Amortization of above- and below-market rents, net	(3,051)	(3,139)	(15,921)	(9,366)
Gain on troubled debt restructuring	(1,441)	—	(4,590)	(15,898)
Noncontrolling interest share of above adjustments	(107)	(51)	(77)	(82)
MFFO attributable to common stockholders	$7,535	$16,624	$32,304	$47,563
Weighted average common shares outstanding–basic	296,579	294,546	296,108	293,901
Weighted average common shares outstanding–diluted	296,593	294,546	296,122	293,901
Net loss per common share–basic and diluted	$(0.35)	$(0.26)	$(0.60)	$(0.65)
FFO per common share–basic and diluted	$(0.22)	$(0.06)	$(0.07)	$(0.03)
MFFO per common share–basic and diluted	$0.03	$0.06	$0.11	$0.16

Note: In periods of net loss or negative FFO, there are no dilutive securities and diluted loss per common share; or diluted FFO per common share, respectively, is calculated using weighted average common shares outstanding-basic as the denominator.

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Date Published 12/11
1016-1 RE1 Q3 2011 Report
© 2011 Behringer Harvard

Third Quarter Report

Behringer Harvard REIT I, Inc.